Exhibit 99.1

Inspire Medical Systems, Inc. Announces Second Quarter 2021 Financial Results
and Updates 2021 Outlook

MINNEAPOLIS, Minnesota - August 3, 2021 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter ended June 30, 2021.

Recent Business Highlights
•Generated revenue of $53.0 million in the second quarter of 2021, a 335% increase over the same quarter last year
•Reported gross margin of 85.8% in the second quarter of 2021, an increase over the 84.0% reported in the same quarter last year
•Activated 63 new centers in the U.S. in the second quarter of 2021, bringing the total to 535 U.S. medical centers implanting Inspire therapy
•Created 13 new U.S. sales territories in the second quarter of 2021, bringing the total to 130 U.S. sales territories
•Announced positive coverage policy issued by Anthem for Inspire therapy

"Our significant commercial momentum continued throughout the second quarter,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. "We remain focused on our commercial execution driven by increasing our capacity at existing implanting centers, opening new centers and improving the education process with patients. Based on our strong performance in the second quarter and the anticipated continuation of positive implant growth trends in 2021, we are raising our full year 2021 revenue guidance to between $210 million to $213 million, an increase from our prior guidance of $192 million to $196 million. We continue to closely track the on-going challenges presented by COVID-19 and the latest resurgence and, despite the associated uncertainty, we intend to continue our robust investment in the further growth in adoption of Inspire therapy."

"The 63 new U.S. implanting centers we added in the second quarter was well above our guidance of 36 to 40 new centers per quarter in 2021, and represents the significant demand by physicians and centers for access to Inspire therapy. To further support this demand, we created 13 new sales territories in the second quarter in the U.S., also well above our guidance of eight to nine new territories,” continued Mr. Herbert. “We are dedicated to scaling our sales management and training teams to optimize our on-going expansion and focus on positive patient outcomes and center productivity. On the commercial reimbursement front, we are pleased that Anthem, which, through its affiliated companies, serves 42 million individuals within its family of health plans, is now providing coverage of Inspire therapy. Finally, we are pleased with the proposed national average physician payment, which is in-line with the results of the RUC physician survey and provides physicians with strong reimbursement for performing the Inspire procedure; as well as the increase in proposed Medicare reimbursement in hospitals, and we will continue to work with CMS with the goal of assuring that the final reimbursement levels for Inspire therapy procedures in Ambulatory Surgical Centers is appropriately established.”

Second Quarter 2021 Financial Results

Revenue was $53.0 million for the three months ended June 30, 2021, a 335% increase from $12.2 million in the corresponding period in the prior year. U.S. revenue for the quarter was $49.4 million, an increase of 349% as compared to the prior year quarter. Second quarter European revenue was $3.6 million, an increase of 201% as compared to the second quarter of 2020.

Gross margin increased to 85.8% for the three months ended June 30, 2021, compared to 84.0% for the corresponding prior year period, with the improvement primarily due to higher sales volumes and manufacturing efficiencies.

Operating expense increased to $58.0 million for the second quarter of 2021, as compared to $33.0 million in the corresponding prior year period, an increase of 75%. This planned increase primarily reflected ongoing investments in the expansion of the U.S. and European sales organizations, direct-to-patient marketing programs, and continued product development efforts, as well as increased general corporate costs.

Net loss was $13.1 million for the second quarter of 2021, as compared to $23.1 million in the corresponding prior year period. The diluted net loss per share for the second quarter of 2021 was $0.48 per share, as compared to $0.88 in the prior year period.

As of June 30, 2021, cash, cash equivalents and investments were $217.8 million, compared to $234.4 million at December 31, 2020.

Full Year 2021 Guidance

Given the positive trends during the second quarter, Inspire is increasing its full year 2021 revenue guidance to between $210 million to $213 million, which would represent growth of 82% to 85% over full year 2020 revenue of $115.4 million. This compares to the prior revenue guidance of $192 million to $196 million. The Company is also raising its full year 2021 gross margin guidance to 85% to 86% as compared to the prior gross margin guidance of 84% to 85%.

In addition, Inspire is increasing its guidance relating to the opening of new U.S. medical centers to a range of 48 to 52 per quarter for the remainder of the year, as compared to the prior guidance of 36 to 40 centers. The Company is also increasing its guidance on the addition of new territories to adding 10 to 11 new territories per quarter in 2021. This compares to the prior guidance of eight to nine territories.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, August 3, 2021, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, August 3rd at 5:00 p.m. Eastern Time:
Domestic:            877-407-0792
International:            201-689-8263
Conference ID:            13720720
Webcast:            http://public.viavid.com/index.php?id=145351

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2021 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2021 and the impact of such additions, our strategy to grow and scale our business, and our expectations regarding the final reimbursement levels for Inspire therapy procedures. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; the timing or likelihood of regulatory filings and approvals; risks related to our debt and capital structure; our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement; tax risks; risks that we may be deemed an investment company under the Investment Company Act of 1940; regulatory risks; risks related to our ceasing to qualify as a smaller reporting company or an emerging growth company; the volatility of the trading price of our common stock; and our expectations about market trends. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$52,959	$12,183	$93,311	$33,530
Cost of goods sold	7,518	1,954	13,499	5,251
Gross profit	45,441	10,229	79,812	28,279
Operating expenses:
Research and development	9,288	6,062	17,442	11,500
Selling, general and administrative	48,697	26,981	90,603	56,033
Total operating expenses	57,985	33,043	108,045	67,533
Operating loss	(12,544)	(22,814)	(28,233)	(39,254)
Other expense (income):
Interest income	(31)	(248)	(88)	(890)
Interest expense	530	526	1,053	1,051
Other expense (income), net	19	(3)	57	(81)
Total other expense	518	275	1,022	80
Loss before income taxes	(13,062)	(23,089)	(29,255)	(39,334)
Income taxes	26	—	49	—
Net loss	(13,088)	(23,089)	(29,304)	(39,334)
Other comprehensive loss:
Unrealized (loss) gain on investments	(21)	(141)	(41)	52
Total comprehensive loss	$(13,109)	$(23,230)	$(29,345)	$(39,282)
Net loss per share, basic and diluted	$(0.48)	$(0.88)	$(1.08)	$(1.56)
Weighted average common shares used to compute net loss per share, basic and diluted	27,230,044	26,289,272	27,187,438	25,227,574

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$176,541	$190,518
Investments, short-term	31,295	43,844
Accounts receivable, net of allowance for credit losses of $32 and $42, respectively	24,914	25,063
Inventories	13,296	8,479
Prepaid expenses and other current assets	3,448	1,965
Total current assets	249,494	269,869
Investments, long-term	9,979	—
Property and equipment, net	7,066	5,311
Operating lease right-of-use asset	5,465	5,805
Other non-current assets	204	204
Total assets	$272,208	$281,189
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,681	$7,209
Accrued expenses	12,606	13,516
Current portion of notes payable	3,063	—
Total current liabilities	24,350	20,725
Notes payable, non-current portion	21,801	24,746
Operating lease liability, non-current portion	6,032	5,886
Other non-current liability	111	85
Total liabilities	52,294	51,442
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 27,264,071 and 27,069,276 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	27	27
Additional paid-in capital	486,550	467,038
Accumulated other comprehensive (loss) income	(12)	29
Accumulated deficit	(266,651)	(237,347)
Total stockholders' equity	219,914	229,747
Total liabilities and stockholders' equity	$272,208	$281,189